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                                                                   Exhibit 10.24

                                SERVICE AGREEMENT

This agreement between Allstate Insurance Company, (herein referred to as "Allstate"), and Allstate Life
Insurance Company of New York, (herein referred to as "New York"), shall be effective as of July 1, 1989.

WHEREAS, the parties agree that Allstate shall render services to and on behalf of New York; and

WHEREAS, New York agrees to pay Allstate for services and expenses incurred on its behalf:

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. Allstate and New York agree that expenses incurred by Allstate on behalf of New York, and expenses and the cost of services provided to New York, will be apportioned on an equitable basis in conformity with generally accepted accounting principles. It is further agreed that the parties will operate at arm's length and that apportionment and classification of expenses incurred or for services rendered shall be in accordance with Section 1505 of the New York Insurance Law and New York Insurance Department
     Regulation 33. New York agrees to maintain at its Home Office in the State of New York, and Allstate agrees to maintain at its Home Office, records sufficient to disclose clearly and accurately the nature and details of all transactions between the parties, including such accounting information as is necessary to support the apportioned expenses charged to the respective parties.

2. Allstate agrees that the services of such of its personnel, as it may designate from time to time, will be made available to New York at all reasonable times, but upon terms and conditions herein stated.

3. New York agrees to pay Allstate for direct expenses incurred on its behalf. Such direct expenses shall include, but not be limited to, the costs of goods and services purchased from outside vendors, and travel expenses.

4. New York agrees to pay Allstate for the costs of services rendered by Allstate personnel and the use of Allstate equipment. Such services shall include:

          a.   Audit services;
          b. Creation, development and distribution of national advertising programs;
          c. Recruitment, training, and contract and compensation administration for soliciting agents;
          d.   Establishment and administration of cash management systems;
          e. Services related to the purchase and maintenance of supplies, furniture, fixtures and equipment;
          f. Legal services relating to the preparation and filing of holding company statements and related filings;

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          g.   Investment services, including research, selection, processing and administration of investment programs relating to tax-exempt bonds, preferred stocks and common stocks.

            The principal allocation basis used for compensation will be time estimates. The bases used for other expenses will include direct charge, job time, work content weights, weighted volume and proportionate distribution of related expenses. Allocation factors will be reviewed at regular intervals and adjusted where necessary.

5. a. New York and Allstate agree that, as to members of the Board of Directors of New York who are also officers or employees of Allstate and who do not receive fees from New York for services performed in their capacities as members of the Board of Directors or the Committees appointed by the Board of Directors of New York, New York shall reimburse Allstate for the costs of such travel and other expenses for attendance at meetings of its Board of Directors or Committees thereof.

   b. Notwithstanding any provision in this paragraph, the parties expressly agree that New York's operations will be directed by its own management and that all final decisions concerning the acceptance or rejection or risks and the payment or nonpayment of claims shall be made by New York.

6. Following each month-end, inter-company listings will be prepared by Allstate, showing the apportionment of services rendered and the direct expenses incurred on behalf of New York. The preparation of such shall be based on generally accepted accounting principles, records and allocation methods adopted and used by Allstate and New York.

7. Billings for inter-company expenses shall be presented after the month for which such account is rendered. Settlements are due and payable within thirty days after receipt. Settlements are due and payable within thirty days after receipt. The billings presented shall be deemed to be correct unless, prior to the date of payment, New York gives written notice of any alleged inaccuracies therein.

8. The accounting for each monthly period may reflect any necessary adjustment to correct any over or under charges in the prior monthly billings as described in Paragraph 4. No less often than annually, New York shall conduct a review of the performance obligation undertaken on its behalf by Allstate.

9. For the purposes of this agreement, each party shall be deemed to be an independent contractor, and its personnel shall not be deemed to be employees of the other. Records supporting inter-company expense charges and maintained by one party on behalf of the other shall be considered the latter's records and shall be available to the party upon request. All original documents, records and policy files relating to the operations of New York are the property of that company and will be maintained at its home office.

10. Any dispute arising between New York and Allstate relating to the subject matter of this agreement which cannot be amicably resolved by parties will be referred to an Arbitration

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     Panel composed of three members. One of the arbitrators shall be chosen by New York, one by Allstate and the third by agreement of the two arbitrators selected by the parties. New York and Allstate agree to accept the decision of the panel of arbitrators as final binding.

11. a. This agreement shall remain in effect until terminated. It may be terminated by either party as of the first day of any calendar month by giving the other party as of the first day of any calendar month by giving the other party at least 30-days prior written notice, and in the event it is terminated, it is agreed that the Superintendent of Insurance of the State of New York shall be so informed in writing.

    b. Notwithstanding the foregoing, if Allstate should be the terminating party, New York shall have the option to continue to receive the same systems services as it was receiving immediately prior to the date of termination for a continuing period not to exceed six calendar months from the date of termination. Allstate shall provide such continued systems services on the same terms and conditions as set forth in this agreement as of the date of termination. This option shall be effective only in the event that New York gives Allstate written notice of its intent to exercise the option prior to the date of termination of this agreement.

12. a. Within 90 days of termination, each party will submit to the other a final accounting for the current calendar year reflecting any adjustments to charges made for such calendar year and correcting any over or under charges. The parties agree to pay any amount due pursuant to such final accounting not later than 30 days after that accounting is submitted.

    b. If the option referred to in Paragraph 11b above is exercised by New York, then notwithstanding the termination of the other services provided by Allstate under this agreement, Allstate will continue to bill New York for the systems services furnished pursuant to Paragraph 11b in accordance with the terms of Paragraphs 6 and 7 of this agreement, and New York agrees to pay such billings as stated herein.

13. It is understood that the parties have certain obligations under a Commitment Letter to the New York Insurance Department dated December 15, 1983, and it is agreed that no services will be provided under this Agreement in violation of the aforementioned Commitment Letter.

IN WITNESS WHEREOF the parties have caused this agreement to be executed by their duly authorized officers on the date first above written.

                                                     ALLSTATE INSURANCE COMPANY
Date Executed: 2/27/90                               By: /s/ Bruce W. Clements
                                                        ----------------------
                                                         BRUCE W. CLEMENTS,
                                                         Vice President

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                                         ALLSTATE LIFE INSURANCE
                                         COMPANY OF NEW YORK

Date Executed:  2/27/90                    By: /s/ James D. Clements
                                              ----------------------
                                              JAMES D. CLEMENTS, Assistant Vice
                                              President

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